EXHIBIT 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of April 24, 2008, by and between PRO BRAND INTERNATIONAL, INC., a Georgia corporation (the “Company”), GRANAHAN MCCOURT ACQUISITION CORPORATION, a Delaware corporation (“Parent”) and GEN CHU (“CECILIA”) SHOU (“Executive”).  In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.                 Purpose and Effective Date.  On or about the date hereof, the Company and Parent entered into or will enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which a wholly owned subsidiary of Parent will merge into the Company and the Company will be the surviving corporation (the “Merger”).  The purpose of this Agreement is to terminate all prior employment agreements and similar arrangements between the Company, and any of its affiliates, and Executive relating to the subject matter of this Agreement, to recognize Executive’s significant contributions to the overall financial performance and success of the Company, to protect the Company’s business interests through restrictive covenants, and to provide a single, integrated document which shall provide the basis for Executive’s continued employment by Parent and the Company.  This Agreement will be effective upon the closing of the Merger (the “Effective Date”).  If, for any reason, the Merger is not completed or effectuated, this Agreement shall be void and any prior agreements relating to Executive’s employment with the Company shall remain in effect.

2.                 Employment and Duties.  Subject to the terms and conditions of this Agreement, the Company employs Executive to serve as President.  Executive accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties and responsibilities as may be prescribed from time to time by the Board of Directors of the Company (the “Board”) and/or the Chief Executive Officer (the “CEO”).  Executive shall devote substantially all of her business time, attention and effort to the performance of her duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the Board, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict with Executive’s duties.

3.                 Term.  The term of Executive’s employment pursuant to this Agreement shall commence on the Effective Date and, unless terminated as set forth in Section 9, continue for a period of three (3) years ending on the third anniversary of the Effective Date (the “Employment Term”).  On such third anniversary, the Employment Term shall terminate unless the parties mutually agree to extend the Employment Term.  If Executive is employed by the Company beyond the expiration of the Employment Term, Executive’s employment with the Company shall be “at-will.”  Notwithstanding any termination of the Employment Term or Executive’s employment, Sections 9 and 10 shall remain in effect until all obligations and benefits that accrued prior to termination are satisfied.

4.                 Salary.  During the Employment Term, the Company shall pay Executive an annual base salary, before deducting all applicable withholdings, of no less than $240,000 per year, payable at the time and in the manner dictated by the Company’s standard payroll policies.  Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Executive’s express written consent) at the discretion of the Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”) to reflect, among other matters, cost of living increases and performance results (such annual base salary, including any increases pursuant to this Section 4, the “Annual Base Salary”).

5.                 Other Compensation and Fringe Benefits.

(a)           Executive shall be entitled to participate in all benefit, pension, savings, welfare, perquisite and other plans or arrangements that the Company may establish from time to time for its senior executive officers, subject to the terms and conditions of such plans or arrangements.  Such plans or arrangements shall be no less favorable to Executive than those provided to Executive by the Company as of December 31, 2007.

(b)           Executive shall be eligible to receive an annual incentive bonus opportunity for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Compensation Committee after consultation with the Company’s Chief Executive Officer (“Annual Bonus”).  Executive’s target Annual Bonus shall be no less than 50% of Executive’s Annual Base Salary (the target is referred to as the “Annual Bonus Opportunity”).  Executive’s Annual Bonus Opportunity may be periodically reviewed and increased (but not decreased without Executive’s express written consent) at the discretion of the Compensation Committee.  The Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates.  Unless provided otherwise herein or the Compensation Committee determines otherwise, no Annual Bonus shall be paid to Executive unless Executive is employed by the Company, or an affiliate thereof, on the Annual Bonus payment date.

(c)           Executive shall be eligible to participate in Parent’s equity incentive plans with periodic equity grants comparable to those made to other similarly situated top executives of Parent.

(d)           Subject to Executive’s continued employment through the date the relevant EBITDA target is satisfied and subject to such other terms and conditions determined by the Compensation Committee to be necessary or appropriate, Executive shall, in the sole discretion of the Compensation Committee, be entitled to an additional bonus if, following the acquisition by Parent or the Company of another company or business or the assets of another company or business, the EBITDA targets established by the Compensation Committee related to such acquired business are satisfied.

6.                 Management Retention Bonus.

(a)           Subject to Section 6(b), as consideration for entering into this Agreement and in addition to any other salary, bonus, compensation or benefits to which Executive may be entitled, Executive shall be entitled to the following retention management bonus payments (the “Management Retention Bonus”).  On each of the first and second anniversaries of the Effective Date, the Company shall pay Executive a cash, lump sum amount equal to $940,000, less any applicable withholdings.  A termination of Executive’s employment prior to any payment date shall not impact, or in any way alter or release the Company’s obligation to pay, the Management Retention Bonus as provided above, unless Executive is terminated by the Company for Cause pursuant to clause (i), (ii) or (iii) of the definition of “Cause” in Section 9(d) of this Agreement (but excluding a termination for Cause as defined in Section 9(d)(iv)), in which case, the Company shall have no further obligation to pay any unpaid portion of the Management Retention Bonus.

(b)           Notwithstanding anything contained in this Agreement to the contrary if any portion of the Management Retention Bonus would constitute a “parachute payment” under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, then, notwithstanding anything in this Agreement to the contrary, unless the shareholder approval described below is obtained, the Management Retention Bonus shall be reduced (but not below zero) to the extent necessary to cause the payments thereof not to be “parachute payments” under section 280G of the Code and Executive shall have no further rights or claims with respect to the reduced portion.  Prior to the Closing Date, the Company shall seek shareholder approval in accordance with Section 280G(b)(5) of the Code of that portion of the Management Retention Bonus that would, absent such shareholder approval, be subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.  The Company shall give Parent a reasonable opportunity to comment on the forms of such consent and any related documentation sent to shareholders for this purpose.

7.                 Vacation.  For and during each calendar year within the Employment Term, Executive shall be entitled to reasonable paid vacation periods consistent with Executive’s position and in accordance with the Company’s standard policies, or as the Board may approve; provided, however, that for each calendar year, Executive shall be entitled to no less than four (4) weeks of paid vacation.  In addition, Executive shall be entitled to such holidays consistent with the Company’s standard policies.

8.                 Expense Reimbursement.  In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse Executive each month for her reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses to the extent such reimbursement is permitted under the Company’s expense reimbursement policy.

9.                 Termination of Employment.  The Company or Executive may terminate Executive’s employment at any time and for any reason in accordance with Section 9(a) below.  The Employment Term shall be deemed to have ended on the last day of Executive’s employment.  The Employment Term shall terminate automatically upon Executive’s death.

(a)           Notice of Termination.  Any purported termination of Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in Section 27.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the Date of Termination (as that term is defined in Section 9(b)) and, with respect to a termination due to Cause (as that term is defined in Section 9(d)), Disability (as that term is defined in Section 9(e)) or Good Reason (as that term is defined in Section 9(f)), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination.  A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to Executive’s Disability.  A Notice of Termination from Executive shall specify whether the termination is with or without Good Reason.

(b)           Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean the date of Executive’s death or the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given).  For the avoidance of doubt, following the delivery of a Notice of Termination by the Company for a reason other than Cause, death or Disability or by Executive for Good Reason, and prior to the Date of Termination, Executive shall continue to provide services to the Company by devoting not less than 20% of the average time that Executive had devoted to Executive’s duties to the Company during the 36 months immediately prior to the delivery of such Notice of Termination, and shall cease to provide services to the Company on the Date of Termination.

(c)           No Waiver.  The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)           Cause.  For purposes of this Agreement, a termination for “Cause” means a termination by the Company based upon: (i) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, (ii) willful violation or gross neglect of Executive’s material duties and responsibilities that results in material detriment to the Company, (iii) Executive engages in conduct involving fraud or dishonesty that results in material detriment to the Company, or (iv) Executive materially breaches the terms of this Agreement in a manner that results in material detriment to the Company.

(e)           Disability.  For purposes of this Agreement, a termination based upon “Disability” means a termination of Executive’s employment by the Company based upon Executive’s entitlement to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the Date of Termination, or if no such policy, based on Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Board in good faith.

(f)            Good Reason.  For purposes of this Agreement, a termination for “Good Reason” means a termination by Executive during the Employment Term based upon the occurrence (without Executive’s express written consent) any of the following:

(i)            a material diminution in Executive’s Annual Base Salary;

(ii)           a material diminution in Executive’s authority, duties, or responsibilities;

(iii)          a requirement that Executive have a reporting relationship other than as set forth in Section 2, if such change would result in a material diminution in the authority, duties or responsibilities of the person to whom the Executive is required to report;

(iv)          a material change in the geographic location of Executive’s principal place of employment (excluding reasonable and customary business travel on Company business); or

(v)           a material breach by the Company of any of its obligations under this Agreement.

Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Executive gives Notice of Termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such condition or event; and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Executive’s Notice of Termination.

10.           Obligations of the Company Upon Termination.

(a)           Termination by the Company for a Reason Other than Cause, Death or Disability and Termination by Executive for Good Reason.  If Executive’s employment is terminated during the Employment Term by: (1) the Company for any reason other than Cause, Death or Disability; or (2) Executive for Good Reason:

(i)            the Company shall pay Executive the following (collectively, the “Accrued Obligations”): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation and in accordance with the Company’s expense reimbursement policy, any expense reimbursement payments owed to Executive for expenses incurred prior to the Date of Termination; (C) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year; and (D) no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual Annual Bonus that would have been earned by Executive for the year in which the Date of Termination occurs (based upon the actual satisfaction of the applicable performance measures, but ignoring any requirement that Executive must be employed on the payment date; and provided, that, if the Compensation Committee elects to exercise any permitted discretion to reduce Executive’s actual Annual Bonus, the discretion applied to Executive shall be the same as the discretion applied to other senior executives of Parent or the Company whose employment did not terminate) multiplied by the percentage of the calendar year completed before the Date of Termination;

(ii)           the Company shall pay Executive, within thirty (30) business days after the Date of Termination, a lump-sum payment equal to 200% of the sum of: (A) Executive’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which Executive did not expressly consent in writing); and (B) the greater of the target Annual Bonus Opportunity in the year in which the Date of Termination occurs or the average Annual Bonus paid to Executive by the Company for the three (3) years preceding her termination of employment;

(iii)          (A) all stock option, restricted stock and other equity-based incentive awards granted by the Company or the Parent that vest solely based on Executive’s continued employment (“Time-Vesting Awards”) and that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable in full; and (B) all stock option, restricted stock and other equity-based incentive awards granted by the Company or the Parent that vest based in whole or in part on actual satisfaction of performance criteria (“Performance-Vesting Awards”) shall remain outstanding until the end of the applicable performance period and shall only vest if and when the applicable performance targets are met pursuant to their express terms but ignoring any requirement of continued employment (provided, that, if the Compensation Committee elects to exercise any permitted discretion to reduce the portion of any such Performance-Vesting Awards that becomes vested, the discretion applied to Executive shall be the same as the discretion applied to other senior executives of Parent or the Company whose employment did not terminate); and

(iv)          as long as Executive pays the full monthly premiums for COBRA coverage and to the extent permitted under the Company’s plan, the Company shall provide Executive and, as applicable, Executive’s eligible dependents with continued medical and dental coverage, on the same basis as provided to the Company’s active employees and their dependents until the earlier of: (A) three (3) years after the Date of Termination; or (B) the date Executive is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer.  In addition, within thirty (30) business days after the Date of Termination, the Company shall pay Executive a lump sum cash payment equal to thirty-six monthly medical and dental COBRA premiums based on the level of coverage in effect for the Executive (e.g., employee only or family coverage) on the Date of Termination.

(b)           Termination by the Company for Cause.  If Executive’s employment is terminated during the Employment Term by the Company for Cause, the Company’s only obligation under this Agreement shall be payment of any Accrued Obligations except that Company shall have no obligation to pay Executive any pro rata bonus for the year in which the Date of Termination occurs.

(c)           Termination due to Death or Disability or by Executive without Good Reason.  If Executive’s employment is terminated during the Employment Term due to death or Disability or by Executive without Good Reason, the Company shall pay Executive (or to Executive’s estate or personal representative in the case of death), within thirty (30) business days after the Date of Termination, any Accrued Obligations.  In addition, if Executive’s employment is terminated due to death or Disability, (x) all Time-Vesting Awards that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, as if Executive’s employment had continued for two (2) additional years; and (y) all Performance-Vesting Awards shall remain outstanding until the end of the applicable performance period and shall only vest if and when the applicable performance targets are met pursuant to their express terms but ignoring any requirement of continued employment (provided, that, if the Compensation Committee or other committee of the Board elects to exercise any permitted discretion to reduce the portion of any such Performance-Vesting Awards that becomes vested, the discretion applied to Executive shall be the same as applied to other senior executives of Parent or the Company whose employment did not terminate).

(d)           Six-Month Delay.  To the extent Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) that would otherwise be payable during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period.

11.               Non-Delegation of Executive’s Rights.  The obligations, rights and benefits of Executive hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

12.               Nondisclosure of Confidential Information.  During the course of Executive’s employment with the Company, Executive will have access to certain Confidential Information.  Executive agrees to hold in strictest confidence and not to use, except for the benefit of the Company and its affiliates, the Company’s Confidential Information and Trade Secrets.  For purposes of this Agreement, “Confidential Information” means any information, without regard to form, relating to the Company’s and its affiliates’ clients, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other persons or entities, including but not limited to technical or non-technical data, compilations (including compilations of customer, supplier, or vendor information), programs, methods, devices, techniques, processes, inventions, improvements, writings, memoranda, reports, drawings, sketches, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing.  Confidential Information includes information disclosed to the Company and/or its affiliates by third parties that the Company and/or such affiliates are obligated to maintain as confidential.  Confidential Information shall not include any information that: (i) at the time of the disclosure was generally known to the public; (ii) becomes known to the public through no violation of this Agreement; or (iii) is disclosed to Executive by a third party that is not under an obligation to maintain the confidentiality of the information.  In the event that Executive becomes legally compelled to disclose any Confidential Information, Executive shall provide the Company with prompt written notice of such requirement prior to any disclosure to allow the Company to seek a protective order or other remedy.  Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a Trade Secret shall only be treated as Confidential Information under this Agreement during the Employment Term and for a two-year period following Executive’s termination of employment.  “Trade Secret” shall mean Confidential Information constituting a trade secret under applicable law.

13.               Restrictive Covenants

(a)                                  Non-Competition.  During the Employment Term and for a period of two years after Executive’s employment with the Company terminates for any reason, Executive will not, directly or indirectly, own, manage, operate, control, be employed by, act as an advisor to or participate in the ownership, management, operation or control of, or hold any position as a shareholder, director, officer, consultant, independent contractor, partner, employee, advisor or investor in, any person or entity that provides or offers products or services that are the same as or substantially similar to the products and services offered as part of the Company’s Business (as defined in Section 13(b)); provided that in no event shall ownership of less than one percent (1%) of the outstanding equity securities of any issuer whose securities are registered under the Securities and Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 13(a).  The “Territory” shall mean the geographic area of the United States of America in which the Company or any of its affiliates regularly engages in the Company’s Business.

Following termination of the Employment Term, upon request of the Company or Parent made while this Section 13(a) is in effect, Executive shall notify the Company of Executive’s then current employment status.

(b)                                 Non-Solicitation of Customers/Suppliers.  Executive agrees that during the Employment Term, and for two years after Executive’s employment with the Company terminates for any reason, Executive will not directly or indirectly solicit Customers or the purpose of providing goods and services competitive with the Company’s Business or otherwise interfere with or harm, or attempt to interfere with or harm, the relationship of the Company or any of its affiliates with any Customer.  “Customers” as of any date shall mean the customers and suppliers of the Company or any of its affiliates on such date relating to the Company’s Business.  The “Company’s Business” shall mean the business of designing, selling, promoting for sale or manufacturing, as distributor, designer, broker, or manufacturer, specialty equipment and/or electronics related to audio, visual and data signals, including, without limitation, parts, equipment and hardware ancillary thereto.

(c)                                  Non-Solicitation of Employees.  Executive agrees that during the Employment Term, and for two years after Executive’s employment with the Company terminates for any reason, Executive shall not, directly or indirectly, whether on behalf of Executive or others, solicit, lure or attempt to hire away any individual who is or, within twelve (12) months of the date of such action, was an employee of the Company or any of its affiliates.

(d)                                 Injunctive Relief.  Executive agrees that in the event of a breach of Section 13 of this Agreement, damages will not be an adequate remedy and the Company will be entitled, inter alia, to injunctive relief to restrain any such breach, threatened or actual.  In addition, any material breach of the terms of this Section 13 shall be considered Cause.

14.               Proprietary Rights.  Executive assigns all of Executive’s interest in any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by Executive, either alone or in conjunction with others, during the Employment Term and related to the Company’s Business to the Company or its nominee.  Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall in good faith deem necessary to apply for and obtain trademarks, patents or copyrights of the United States of America or any foreign country or otherwise protect the interests of the Company and its affiliates therein.  These obligations shall continue beyond the conclusion of the Employment Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Executive during the Employment Term.

15.               Return of Company Property.  Upon termination of Executive’s employment for any reason or earlier, upon the Company’s request, Executive shall promptly return to the Company all “Property” that has been entrusted or made available to Executive by the Company or its affiliates.  For purposes of this Agreement, “Property” means all records, files, electronic storage media, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software, equipment and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment with the Company and, if applicable, any of its affiliates (and any duplicates of any such property), which relate to the Company or its affiliates, or the Company’s or its affiliates’ business, products or services.

16.           Cooperation.  In the event of termination of Executive’s employment, for whatever reason (other than death), Executive agrees to cooperate with the Company and its affiliates and to be reasonably available to the Company and its affiliates for a reasonable period of time thereafter with respect to matters arising out of Executive’s employment hereunder or any other relationship with the Company and its affiliates, whether such matters are business-related, legal or otherwise.  The Company shall reimburse Executive for all expenses reasonably incurred by Executive during such period in connection with such cooperation services.  Any such cooperation shall take into account any responsibilities to which Executive is subject to a subsequent employer or otherwise.

17.               Actions.  The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by Executive to abide by its terms and conditions, nor will money damages adequately compensate for such injury.  Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by Executive of any of the obligations of this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel Executive to perform as agreed herein.  Executive hereby acknowledges that obligations under Sections 13, 14, 15, 16 and 17 shall survive the termination of Executive’s employment and of the Employment Term and be binding by their terms at all times subsequent to the termination of employment for the periods specified therein.  Nothing herein shall in any way limit or exclude any other right granted by law or equity to the Company.

18.               Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit under Section 10 (other than due to Executive’s death), Executive shall have executed a release in such form as is reasonably acceptable to Executive and the Company, and any waiting periods contained in such release shall have expired.  With respect to any release required to receive payments owed pursuant to Section 10, the Company must provide Executive with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Executive and returned to the Company, no later than sixty (60) days after the Date of Termination.

19.               No Mitigation.  The Company agrees that, if Executive’s employment hereunder is terminated during the Employment Term, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company hereunder.  Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits or otherwise.

20.               Entire Agreement and Amendment.  This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this

Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter.  This Agreement may be amended only by a written document signed by both parties to this Agreement.

21.               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

22.               Successors.  This Agreement may not be assigned by Executive.  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement.  Executive agrees and consents to any such assumption by a successor of the Company, as well as any assignment of this Agreement by the Company for that purpose.  As used in this Agreement, “the Company” shall mean the Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law.  This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.

23.               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.               Legal Fees.  If Executive terminates her employment for Good Reason or if the Company involuntarily terminates Executive without Cause, then, in the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement, the Company will reimburse Executive’s reasonable fees and expenses as incurred quarterly, including, without limitation, reasonable attorneys’ fees and expenses, experts’ fees and expenses, investigative fees, and travel expenses, in connection with such dispute, provided that (i) Executive provides the Company with written documentation substantiating the amount of such fees and expenses, and (ii) Executive prevails on at least one material issue in such dispute.  The Company will make such reimbursement payments quarterly based on the written substantiation documentation submitted by Executive to the Company during the prior quarter. In no event will any reimbursement be made later than the end of the calendar year next following the calendar year in which the expense was incurred by Executive.  Executive must provide such written substantiation in time for the Company to make such reimbursement by such deadline.  In the event Executive does not so prevail (in either case, a “Resolution”), Executive will repay to the Company any amounts previously reimbursed by it within a reasonable period of time not to exceed 60 days following the date of the Resolution.  The amount of expenses eligible for reimbursement under this Section 24 during a calendar year will not affect the amount of expenses eligible for reimbursement under this Section 24 in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.  Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.

25.               Indemnification.  During the Term of this Agreement and after Executive’s termination of employment for any reason, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the Effective Date of this Agreement except for changes mandated by law.  The rights under this Section 25 shall survive the termination of employment and the Employment Term until the expiration of the applicable statute of limitations.

26.               Severability.  If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement.  If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.  The covenants of Executive in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

27.               Notices.  Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

To the Company:

Pro Brand International, Inc.

1900 West Oak Circle,

Marietta, Georgia, 30062

Fax:

Telephone:

Attention: General Counsel

With a copy to:

Granahan McCourt Acquisition Corporation

179 Stony Brook Road

Hopewell, NJ 08525

Fax:

Telephone: (609) 333-1200

Attention: David C. McCourt

To Executive:

at the home address of Executive as noted in the corporate records of the Company

28.               Waiver of Breach.  The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

29.               Tax Withholding.  the Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

30.               Code Section 409A.  To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”).  Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.  Without limiting the generality of the foregoing:  (i) for all purposes under this Agreement, reference to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treasury Regulation Section 1.409A-1(h), as uniformly applied by the Company) with the Company; and (ii) to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

EXECUTIVE	COMPANY

PRO BRAND INTERNATIONAL, INC.

/s/Gen-Chu Shou	By:	/s/ James P. Crownover
GEN CHU (“CECILIA”) SHOU	Its:	Executive Vice President & Chief
Executive Officer

PARENT

GRANAHAN MCCOURT ACQUISITION CORPORATION

	By:	/s/ David C. McCourt
	Its:	President, Chief Executive Officer and
Chairman of the Board